EXHIBIT 99.1


                                  NEWS RELEASE
                                  ------------

   TELECOMMUNICATION PRODUCTS, INC. TO ACQUIRE INTERLEISURE, S.A. IN A MERGER


Golden,  Colorado - June 25, 2001 -  Telecommunications  Products,  Inc. (NASDAQ
OTCBB: TLCR) and Interleisure, S.A. today announced that Telecommunication Products has entered into a merger agreement with Interleisure, a privately held technology services company based in the Dominican Republic. As part of this definitive agreement, the Telpro common stock shall be the subject of a 20 for 1 reverse stock split. Interleisure shareholders will receive 10.68 shares of Telecommunication Products stock (on a post-split basis) in exchange for one share of Interleisure common stock. As a result, it is anticipated that the Interleisure shareholders will control approximately 95% of Telecommunication Products' outstanding stock following the consummation of the merger.

The announcements were made today by Donald E. Ranniger, Chairman and President of Telecommunication Products, and Robert Russell, President of Interleisure. Mr. Russell and two additional Interleisure directors will become members of the Telecommunication Products Board following closing of the merger.

The Boards of Directors of both companies have approved the merger agreement, which is subject to the approval of Telecommunication Products shareholders.

Interleisure is a software development and licensing company specializing in the "Fourth Technology Phase" of personal communications, namely, video and audio interactive telecommunications. Interleisure's first product will combine online videoconferencing with scheduling and payment processing systems to provide unique solutions for hourly service providers, including doctors, lawyers, accountants and other professional service providers.

Headquartered   in   Golden,   Colorado,   Telecommunication   Products   is   a
telecommunications products company.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

This document includes certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in global economic, business, competitive market and regulatory factors or failure of the transaction described to be completed for any reason. More detailed information about those factors is contained in Telecommunication Products' filings with the Securities and Exchange Commission.

Telecommunication Products will be filing a proxy statement and other relevant documents concerning the proposed transaction with the SEC. INVESTORS ARE URGED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ON THE PROPOSED TRANSACTION. Investors will be able to obtain the documents free of charge at the SEC's website (www.sec.gov). In addition, documents filed with the SEC by Telecommunication Products may be obtained free of charge by contacting Telecommunication Products, Inc., P.O. Box 177013, Golden, Colorado 80402 (tel.:
303-278-2725). INVESTORS SHOULD READ THE PROXY STATEMENT CAREFULLY WHEN IT BECOMES AVAILABLE BEFORE MAKING ANY VOTING OR INVESTMENT DECISION.